EXHIBIT 99.1
EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY AND COLD STONE CREAMERY TO EXTEND
CO-BRANDING OPTION TO SEVERAL HUNDRED STORES
CO-BRANDED STORES DRIVE DOUBLE-DIGIT SALES GAINS DURING TEST PROGRAM
DURANGO, Colo., and SCOTTSDALE, Ariz. (May 11, 2009) — Rocky Mountain Chocolate Factory, Inc. (NASDAQ Global Market: RMCF), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, and Cold Stone Creamery, which franchises super-premium ice cream stores, today announced the expansion of the companies’ co-branding option to several hundred stores nationwide based on the double-digit sales gains posted by the test stores, to date.
Under the terms of an agreement that was announced in October 2008, the two companies agreed to operate a limited number of franchised stores that were co-branded with both the Rocky Mountain Chocolate Factory and the Cold Stone Creamery brands. The Rocky Mountain Chocolate Factory concept was integrated into four Cold Stone Creamery stores and the co-branded locations have been operating for the past several months. Based on the double-digit sales gains posted by these co-branded stores, the two companies have decided to extend and expand their co-branding agreement beyond the “test” stage.
“We have been very pleased with the performance of the four test stores, each of which has enjoyed a significant increase in same-store sales following the introduction of the co-branding concept,” stated Bryan Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc. “This was particularly encouraging in light of the fact that the tests were conducted during the seasonally slow winter months for Cold Stone Creamery retail locations.”
“While several more stores are scheduled to participate in the market test, the impressive performance of test stores, to date, has prompted Rocky Mountain Chocolate Factory and Cold Stone Creamery management teams to agree to accelerate the number of stores that will be converted to the co-branded concept over the next 12 months,” added Merryman. “Cold Stone Creamery franchisees operate nearly 1,400 stores in the U.S., and we believe several hundred could be candidates for co-branding over the next few years.”
“The two concepts are highly complementary in terms of reputation, brand awareness and seasonality, and together create the ultimate dessert destination, which has resulted in double-digit sales increases at co-branded stores,” said Dan Beem, President of Cold Stone Creamery. “We see tremendous potential for an extensive co-branding agreement moving forward and literally hundreds of our franchisees have expressed interest in being involved.”
About Cold Stone Creamery
Cold Stone Creamery delivers The Ultimate Ice Cream Experience® through a community of franchisees that are passionate about ice cream. The secret recipe for smooth and creamy ice cream is handcrafted fresh daily in each store, and then customized by combining a variety of mix-ins on a frozen granite stone. Headquartered in Scottsdale, Ariz., Cold Stone Creamery is subsidiary of Kahala, one of the fastest growing franchising companies in the world, with a portfolio of 12 quick service restaurant brands. Cold Stone Creamery operates more than 1,450 locations in 12 countries worldwide.

For more information about Cold Stone Creamery, visit the brand’s Web site at www.coldstonecreamery.com. For more information about Kahala, visit the company’s Web site at www.kahalacorp.com.
About Rocky Mountain Chocolate Factory, Inc.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company and its franchisees currently operate 329 stores in 35 states, Canada and the United Arab Emirates. The Company’s common stock is listed on the NASDAQ Global Market under the symbol “RMCF”.
Certain statements in the press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, expansion of the co-branding strategy may not demonstrate success comparable to the results in test locations, the parties may not be able to agree to a definitive License Agreement, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO, Rocky Mountain Chocolate Factory,
Inc., at (970) 259-0554 or Jami Clark, Cold Stone Creamery, at (480) 362-4956.